Exhibit 2.2
HURON CONSULTING GROUP HOLDINGS LLC
550 West Van Buren
Chicago, IL 60607

July 30, 2009
TO THE TRUSTEES AND BENEFICIARIES OF THE
WELLSPRING PARTNERS TRUST
c/o David M. Shade
7307 Fairway Drive
Crystal Lake, IL 60014
Re: Earn-Out Payments
Ladies and Gentlemen:
Reference is made to the Stock Purchase Agreement, dated December 29, 2006 (the “SPA”) by and among Huron Consulting Group Holdings LLC (“Huron”), Wellspring Partners LTD and the former shareholders of Wellspring Partners LTD identified therein (referred to herein as the “Sellers”). Capitalized terms used herein shall have the meaning specified in the SPA.
Generally accepted accounting principles require that Huron record compensation expenses for payments made by the Sellers or their Affiliates to employees of Huron, including employees of the healthcare practice group of Huron because of the Sellers’ continuing entitlement to Earn-Out Payments. As we understand it, following the Closing, the Sellers established the Wellspring Partners Trust (the “Trust”) for the purpose of receiving Earn-Out Payments from Huron and distributing those payments to the Sellers and others in accordance with the terms of the Wellspring Trust Agreement, dated April 11, 2007 (as amended from time to time, the “Trust Agreement”). The purpose of this letter agreement is to set forth our respective agreement with respect to the future distribution of Earn-Out Payments by the Trust.
NOW THEREFORE, the parties hereto hereby agree as follows:
1. Wellspring Trust Agreement. The Trustees represent and warrant that, with effect as of July 30, 2009, the Trust Agreement has been amended to eliminate from the distribution provisions thereof any performance or employment criteria relative to Huron. The Trustees further represent and warrant that attached hereto as Exhibit A is the Trust Agreement as in effect as of the date hereof.
2. No Modifications to Distribution Provisions. The Trustees further agree that, until the Earn-Out Payment for the Final Calculation Period shall have been distributed in full by the Trust to the beneficiaries thereof, each of which is identified on the signature page of this letter agreement (collectively, the “Beneficiaries”), the distribution provisions of the Trust Agreement shall not be modified to allow distributions to be made to the Beneficiaries, other than in accordance with their pro rata ownership interest in the Common Stock of the Company as of the Closing Date, as adjusted to reflect the buy-out of the interest of any Seller on or occurring prior to the date hereof.

Rand Consulting LLC
July 30, 2009

3. Restriction on Payments to Huron Personnel. The Trustees further agree that, notwithstanding anything to the contrary in the SPA, the Trust will not make any payment of salary, bonus or other amount to employees of Huron, including employees of the healthcare practice group of Huron, during any period that such individuals are employed by Huron. Each Beneficiary further agrees that he or she will not make any payment of salary, bonus or other amount to employees of Huron, including employees of the healthcare practice group of Huron, during any period that such individuals are employed by Huron. The foregoing restrictions of this paragraph shall not restrict the Trust from making distributions of earn-out payments to the Beneficiaries in accordance with the Trust Agreement and this letter agreement.
4. No Disclosure to Huron. Each of the Beneficiaries represents and warrants that, prior to March 31, 2009, he/she did not disclose to Huron’s management (excluding any Beneficiaries) the distribution methodology used by the Wellspring Trust to determine the amount of earn-out proceeds to be distributed among the Beneficiaries, except that the direct payment of amounts to certain Huron employees from funds which would otherwise have constituted earn-out amounts were discussed with Huron’s management.
5. Evidence of Payments. The Trustees further agree to provide Huron or its independent auditors, promptly following a request, such evidence of the distribution of the earn-out payments to the Beneficiaries following the payment thereof by Huron as may be reasonably requested by Huron or its independent auditors.
Please acknowledge your agreement to the foregoing by executing a duplicate copy of this letter and returning an executed copy thereof via pdf to the undersigned. We appreciate your cooperation in respect of this matter.

Sincerely, HURON CONSULTING GROUP HOLDINGS LLC
By:	/s/ Natalia Delgado
	Name:	Natalia Delgado
	Title:	Vice President

Rand Consulting LLC
July 30, 2009

AGREED:

TRUSTEES:	BENEFICIARIES:

/s/ David Shade	/s/ David Shade

David M. Shade Trustee	David M. Shade

/s/ John F. Tiscornia	/s/ John F. Tiscornia

John F. Tiscornia Trustee	John F. Tiscornia

/s/ George Whetsell	/s/ George Whetsell

George W. Whetsell Trustee	George W. Whetsell

/s/ Janice James

Janice James

/s/ Ramona Lacy

Ramona G. Lacy

/s/ Gordon Mountford

Gordon J. Mountford

Index of Exhibits*

Exhibit A	Wellspring Trust Agreement

*
Exhibits to the letter agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.